CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 13 to the Registration Statement No. 333-103202 on Form N-6 of our report dated April 9, 2009 relating to the financial statements of each of the portfolios of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2008, and of our report dated March 13, 2009 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2008. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firm" in the Statements of Additional Information.







/s/PricewaterhouseCoopers LLP
New York, New York
April 22, 2009